Exhibit 16.2
FEDERATED INCOME SECURITIES TRUST
UNANIMOUS CONSENT OF TRUSTEES

The undersigned, being all of the Trustees of Federated Income Securities Trust (“Trust”), hereby consent, in accordance with the laws of the Commonwealth of Massachusetts and Article V of the Declaration of Trust, and Article V, Section 9, of the Bylaws of the Trust, to the adoption of the following resolution with the same effect as though it had been adopted at the meeting of the Trustees of the Trust:

RESOLVED,
that the Board hereby authorizes the Secretary and Assistant Secretaries of the Trust to sign in their place and stead, by power of attorney, the Registration Statement on Form N-14 relating to the proposed reorganization of Federated Stock and California Muni Fund, a portfolio of the Trust, into Federated Muni and Stock Advantage Fund, also a portfolio of the Trust.

WITNESS the due execution hereof this 13th day of November, 2008.

John F. Donahue /S/ John F. Donahue	Peter E. Madden /S/ Peter E. Madden
Thomas G. Bigley /S/ Thomas G. Bigley	Charles F. Mansfield, Jr. /S/ Charles F. Mansfield, Jr.
John T. Conroy, Jr. /S/ John T. Conroy, Jr.	John E. Murray, Jr. /S/ John E. Murray, Jr.
Nicholas P. Constantakis /S/ Nicholas P. Constantakis	R. James Nicholson /S/ R. James Nicholson
John F. Cunningham /S/ John F. Cunningham	Thomas M. O’Neill /S/ Thomas M. O’Neill
J. Christopher Donahue /S/ J. Christopher Donahue	Marjorie P. Smuts /S/ Marjorie P. Smuts
John S. Walsh /S/ John S. Walsh	James F. Will /S/ James F. Will